Exhibit 3.2

FIRST QUANTUM MINERALS LTD. 8th Floor, 543 Granville Street Vancouver, B.C. V6C 1X8 MANAGEMENT PROXY CIRCULAR (Containing information as at April 15, 2005)

SOLICITATION OF PROXIES

This Information Circular is furnished in connection with the solicitation of proxies by the management of First Quantum Minerals Ltd. (the "Company") for use at the Annual and Special Meeting of shareholders of the Company (the "Meeting"), and any adjournment thereof, to be held on Tuesday, May 17, 2005 at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the directors and regular employees of the Company at nominal cost. All costs of solicitation by management will be borne by the Company.

The contents and the sending of this Information Circular have been approved by the directors of the Company.

APPOINTMENT AND REVOCATION OF PROXIES

The individuals named in the accompanying form of proxy are the Chairman and Chief Executive Officer and President, respectively, of the Company. A shareholder wishing to appoint some other person (who need not be a shareholder) to represent him at the meeting has the right to do so, either by striking out the names of those persons named in the accompanying form of proxy and inserting the desired person's name in the blank space provided in the form of proxy or by completing another form of proxy. A proxy will not be valid unless the completed form of proxy is received by Computershare Trust Company of Canada, 4th Floor - 510 Burrard Street, Vancouver, British Columbia V6C 3B9, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or any adjournment thereof.

A shareholder who has given a proxy may revoke it by an instrument in writing executed by the shareholder or by his attorney authorized in writing or, where the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered to the registered office of the Company, 8th Floor, 543 Granville Street, Vancouver, British Columbia, V6C 1X8, at any time up to and including the last business day preceding the day of the Meeting, or if adjourned, any reconvening thereof, or to the Chairman of the Meeting on the day of the Meeting or, if adjourned, any reconvening thereof or in any other manner provided by law. A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

NON-REGISTERED HOLDERS

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting. Most shareholders of the Company are "non-registered" shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. A person is not a registered shareholder (a "Non-Registered Holder") in respect of shares which are held either: (a) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP’s, RRIF’s, RESP’s and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited ("CDS"), of which the Intermediary is a participant. In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the notice of meeting, this Circular and the Proxy (collectively, the "Meeting Materials ") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders. Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them.

Intermediaries will frequently use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

(a)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder and is to be completed, but not signed, by the Non-Registered Holder and deposited with Computershare; or

(b)	more typically, be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares which they beneficially own. Should a Non-Registered Holder who receives one of the above forms wish to vote at the Meeting in person, the Non-Registered Holder should strike out the names of the Management Proxyholders named in the form and insert in the place provided the Non-Registered Holder’s name provided. Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or proxy authorization form is to be delivered.

VOTING OF PROXIES

Shares represented by properly executed proxies in favour of persons designated in the enclosed form of proxy will, where a choice with respect to any matter to be acted upon has been specified in the form of proxy, be voted in accordance with the specification made. Such shares will be voted in favour of each matter for which no choice has been specified by the shareholder.

The enclosed form of proxy when properly completed and delivered and not revoked confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations of matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting. In the event that amendments or variations to matters identified in the Notice of Meeting are properly brought before the Meeting or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgment on such matters or business. At the time of the printing of this Information Circular, the management of the Company knows of no such amendment, variation or other matter which may be presented to the Meeting.

VOTING SHARES

The authorized capital of the Company is an unlimited number of common shares without par value. Only the registered holders of Common shares are entitled to attend and vote at any meetings of the shareholders of the Company. As at April 15, 2005 there were 61,486,828 common shares without par value issued and outstanding.

Only shareholders of record at the close of business on April 15, 2005 who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described above shall be entitled to vote or to have their shares voted at the Meeting.

Each shareholder is entitled to one vote for each common share registered in his/her/its name on the list of shareholders, which is available for inspection during normal business hours at Computershare Trust Company of Canada and at the Meeting of Shareholders.

PRINCIPAL HOLDERS OF OUR SHARES

To the knowledge of the directors and senior officers of the Company, there are no persons or companies who beneficially own, directly or indirectly, or exercise control or direction over shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company, other than M & G Investment Management Limited and its affiliates and associates, which collectively hold 6,722,403 or approximately 10.93% of the outstanding shares as at April 15, 2005

ANNUAL FINANCIAL STATEMENTS

The audited financial statements of the Company for the year ended December 31, 2004, together with the auditors’ report on those statements, will be presented to the shareholders at the Meeting.

The Company's consolidated financial statements for the year ended December 31, 2004, including the auditors' report, are being mailed to you with this Information Circular. The financial statements will also be included in the 2004 Annual Report, which will be mailed to the shareholders on or before the Annual and Special Meeting date which is set for May 17, 2005.

ELECTION OF DIRECTORS

Management of the Company proposes to nominate the persons named in the following table for election as Directors of the Company. The term of each of the current directors of the Company will expire at the Meeting and each Director elected at the Meeting will hold office until the next Annual General Meeting or until his successor is duly elected or appointed, unless his office is earlier vacated in accordance with the By-Laws of the Company or he becomes disqualified to act as a Director.

In the absence of instructions to the contrary, proxies given pursuant to the solicitation by the management of the Company will be voted for the nominees listed in this Circular. Management does not contemplate that any of the nominees will be unable to serve as a director. Following the continuance of the Company from the Federal jurisdiction of Canada to British Columbia (see “Other Matters to be Acted Upon – Continuation from Federal Jurisdiction to British Columbia”), it is expected that R. Stuart Angus will resign from the Board, and that a new director will be appointed to fill the vacancy created by such resignation. As of the date of this Circular, management of the Company has not identified a new director.

Name, Province or State and Country of Residence and Positions, current and former, if any	Principal Occupation(5)	Commencement	Securities (6)

Philip K. R. Pascall(4)	Chairman, Chief Executive Officer,	June, 1996	914,545
Western Australia, Australia	Director
Chairman, Chief Executive Officer,
Director

G. Clive Newall(4)	President, Director	May, 1996	538,800
United Kingdom
President, Director

Martin R. Rowley	Chief Financial Officer, Director	March, 1997	220,000
Western Australia, Australia
Chief Financial Officer, Director

R. Stuart Angus (2)	Managing Director of Mergers &	December, 1997	80,000
Canada	Acquisitions, Endeavour Financial
Director

Robert A. Watts(1)(2)(3)	1994 to Present – Self-employed	September, 1999	5,000
British Columbia, Canada	financial and management consultant to
Director	the mining industry

Rupert Pennant-Rea(1)(2)(4)	Chairman of The Stationery Office	May, 2001	10,000
United Kingdom	Group Ltd. (a publisher and printer)
Lead Director

Peter St George(1)(3)	Non Executive Director, SFE	October, 2003	6,000
New South Wales, Australia	Corporation Limited; Chairman, Walter
Director	Turnbull (accountancy and financial
	services)

(1)	Denotes member of audit committee.

(2)	Denotes member of compensation committee.

(3)	Denotes member of corporate governance committee.

(4)	Denotes member of environmental, health and safety committee.

(5)	Includes occupations for preceding five years unless director was elected at the previous Annual General Meeting and was shown as a nominee for election as a director in the Information Circular for that meeting.

(6)	The number of shares of the Company carrying the right to vote in all circumstances beneficially owned, directly or indirectly, or over which control or direction is exercised by each proposed nominee as of the date of this Information Circular.

No director of the Company is, or has been in the last ten years, a director or executive officer of an issuer that, while that person was acting in that capacity: (a) was the subject of a cease trade order or similar order or an order that denied the issuer access to any exemptions under Canadian securities legislation, for a period of more than thirty (30) consecutive days; (b) was subject to an event that resulted, after that person ceased to be a director or executive officer, in the issuer being the subject of a cease trade or similar order or an order than denied the issuer access to any exemption under Canadian securities legislation, for a period of more than thirty (30) consecutive days; or (c) or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

APPOINTMENT OF AUDITORS

Management of the Company proposes to nominate PricewaterhouseCoopers LLP, Chartered Accountants ("PwC"), for appointment as auditors of the Company to hold office until the next Annual General Meeting of the shareholders at remuneration to be fixed by the Audit Committee of the Board of Directors. PwC were first appointed auditors of the Company on April 16, 1997.

AUDIT COMMITTEE Audit Committee Charter

The Audit Committee operates under the guidelines of the Audit Committee Charter, which states that each of the members of the Audit Committee is to be considered financially literate and at least one member have considerable accounting and related financial experience. A copy of the Audit Committee Charter is attached as Appendix "A" to this Circular. The Audit Committee reviews the annual and quarterly financial statements of the Company, oversees the annual audit process, the Company’s internal accounting controls and the resolution of issues identified by the Company’s auditors, and recommends to the Board the firm of independent auditors to be nominated for appointment by the shareholders at the next annual general meeting. In addition, the Audit Committee meets annually with the external auditors of the Company, both with and without the presence of any other members of management.

Composition of the Audit Committee

The Audit Committee is comprised of three directors, all of whom are independent directors and are financially literate. The Audit Committee is comprised of Robert A. Watts, Rupert Pennant-Rea and Peter St George. The Chairman of the Audit Committee is Robert A. Watts.

Relevant Education and Experience of the Audit Committee

Mr. Watts obtained his Chartered Accountant designation in British Columbia in 1962 and has forty (40) years of financial experience in the resources industry. Mr. Watts has held positions such as Financial and Management Consultant, Chief Financial Officer and Chairman and Vice-President of Finance for variously publicly traded exploration and mining companies. Mr. Watts obtained a B.Sc. (Chemistry) from the University of British Columbia in 1958.

Mr. Pennant-Rea obtained degrees in economics from Trinity College in Dublin and the University of Manchester. Mr. Pennant-Rea is the chairman of the Audit Committee of British American Tobacco plc and of Sherritt International. He is also a member of the Audit Committee of Gold Fields Ltd. He has been Editor of The Economist and Deputy Governor of the Bank of England.

Mr. St George obtained his Chartered Accountant designation in South Africa in 1972 and has more than twenty (20) years experience in the finance industry in mergers and acquisitions and corporate advice, and was CEO of Salomon Smith Barney/Natwest Markets Australia for more than six years. Mr. St George is a non-executive director of the Sydney Futures Exchange and Chairman of Walter Turnbull, an accountancy and financial services firm. Mr. St George obtained a Masters of Business Administration from the University of Cape Town in 1972.

Principal Accounting Firm Fees

From time to time PwC also provides advisory and other non-audit services to the Company and certain of its subsidiaries the details of which are summarized below. As a policy, the Company does not engage the auditors to provide services in connection with internal audit and financial information systems design and implementation. As a matter of policy, all non-audit related services are pre-approved by the Audit Committee.

The following table summarizes fees billed by PwC during the period January 1 to December 31, 2004.

Fee in dollars (Cdn)	December 31, 2004

Audit Fees	182,800
Audit -Related Fees (1)	33,583
Tax Fees (2)	190,582
All Other Fees (3)	87,100

Total	494,065

(1)	Includes Prospectus related services

(2)	Includes tax compliance and tax planning

(3)	Includes due diligence services for Neves Corvo

The Audit Committee of the Board considered whether the provision of the above-captioned services is compatible with maintaining PwC's independence and determined that such services were fully compatible with the maintenance of the auditor's independence.

CORPORATE GOVERNANCE

The Board of Directors of the Company believes that sound corporate governance practices are essential to the well being of the Company and its shareholders, and that these practices should be reviewed regularly to ensure that they are appropriate. In the Toronto Stock Exchange’s "Guidelines for Improved Corporate Governance" (the "Guidelines") corporate governance is defined as the process and structure used to direct and manage the business and affairs of the company with the objective of enhancing shareholder value, which includes ensuring the financial viability of the business. The process and structure define the division of power and establish mechanisms for achieving accountability among shareholders, the Board of Directors and management. The Company operates under the guidelines set out in the "Statement of Corporate Governance Practices" attached hereto as Appendix "B".

BOARD AND BOARD COMMITTEES

The Board ordinarily meets on a quarterly basis. The frequency of Board meetings and the nature of the agenda items vary depending on the state of affairs and opportunities available to the Company or to risks that the Company faces.

The Company has an audit committee, compensation committee, corporate governance committee and environmental, health and safety committee as outlined in Appendix "B". The Company has an executive management committee which is comprised of the Chief Executive Officer, Chief Financial Officer and President.

Additional information regarding the mandate of the Board, the composition of the Board, Board Committees and other matters concerning the Board are detailed in the Company's "Statement of Corporate Governance Practices" attached hereto as Appendix "B".

Meetings Held and Attendance of Independent Directors

The information below sets out Board of Directors and Committee meetings held and attendance of Directors for the period January 1st to December 31st 2004.

Summary of Board of Director and Committee Meetings Held

Board of Directors	5
Audit Committee	4
Compensation Committee	2
Corporate Governance Committee	2
Environment Health and Safety Committee	0

Summary of Attendance of Directors

Name of Director	Board Meetings Attended	Committee Meetings Attended

Philip K.R. Pascall, Executive Director	5 of 5	Not Applicable

Martin R. Rowley, Executive Director	5 of 5	Not Applicable

G. Clive Newall, Executive Director	5 of 5	Not Applicable

Rupert Pennant-Rea, Independent Director	5 of 5	5 of 6

Peter St George, Independent Director	5 of 5	5 of 5

R. Stuart Angus, Independent Director	4 of 5	4 of 5

Robert Watts, Independent Director	4 of 5	7 of 7

Attendance at the meetings was 95% for Board meetings and 91% for committee meetings during the 2004 year.

STATEMENT OF EXECUTIVE COMPENSATION A. Compensation to Named Executive Officers

The following table sets forth particulars concerning the compensation of the Named Executive Officers, as defined in Form 51-102F6 for the Company's financial periods ended December 31, 2004, 2003 and 2002:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards

				Other Annual	Securities	Restricted		All Other
			Bonus for	Compen-	Under	Shares /		Compen-
Name and Principal		Salary	the Year	sation	Options	Units	LTIP	sation
Position	Year	(US$)	(US$)	(US$)	Granted (#)	Awarded	Payouts	(US$)

PHILIP K. R. PASCALL	2004	$350,175	$345,000	$Nil	Nil	Nil	Nil	$Nil

Chairman, Chief
Executive Officer	2003	$275,000	$205,000	$Nil	60,000	Nil	Nil	$Nil

	2002	$240,833	$Nil	$Nil	Nil	Nil	Nil	$Nil

G. CLIVE NEWALL	2004	$262,875	$64,000	$Nil	Nil	Nil	Nil	$Nil

President
	2003	$212,502	$62,000	$Nil	50,000	Nil	Nil	$Nil

	2002	$196,666	$Nil	$Nil	Nil	Nil	Nil	$Nil

MARTIN R. ROWLEY	2004	$315,250	$465,000	$Nil	Nil	Nil	Nil	$Nil

Chief Financial
	2003	$247,500	$205,000	$Nil	50,000	Nil	Nil	$Nil

		Annual Compensation			Long Term Compensation Awards

				Other Annual	Securities	Restricted		All Other
			Bonus for	Compen-	Under	Shares /		Compen-
Name and Principal		Salary	the Year	sation	Options	Units	LTIP	sation
Position	Year	(US$)	(US$)	(US$)	Granted (#)	Awarded	Payouts	(US$)

Officer	2002	$218,749	$Nil	$Nil	Nil	Nil	Nil	$Nil

MICHAEL D. PHILPOT(1)	2004	$161,000	$18,500	$Nil	Nil	Nil	Nil	$Nil

Vice President, Administration and Corporate Secretary	2003	$130,002	$10,000	$Nil	25,000	Nil	Nil	$Nil

	2002	$125,000	$Nil	$Nil	Nil	Nil	Nil	$Nil

ALAN J. S TEPHENS(2)	2004	$177,625	$80,000	$Nil	Nil	Nil	Nil	$Nil

Vice President,
Exploration	2003	$117,500	$8,000	$Nil	20,000	Nil	Nil	$Nil

	2002	$105,833	$Nil	$Nil	Nil	Nil	Nil	$Nil

(1)	Michael D. Philpot resigned as Vice-President, Administration and Corporate Secretary on February 14, 2005.

(2)	Alan J. Stephens resigned as Vice-President, Exploration on November 30, 2004.

B. Long-Term Incentive Plan

Long term incentive plan awards ("LTIP") means “a plan providing compensation intended to motivate performance over a period greater than one financial year”. LTIP awards do not include option or SAR plans or plans for compensation through shares or units that are subject to restrictions on resale. No LTIP awards were made to the Named Executive Officers during the most recently completed financial year.

C. Options and Stock Appreciation Rights ("SARs")

The Company has in effect a Stock Option Plan (the "2004 Stock Option Plan") in order to provide incentives to directors, officers and senior management personnel of the Company and to enable the Company to attract and retain experienced and qualified individuals in those positions by permitting such individuals to directly participate in an increase in per share value created for the Company’s shareholders. Options under the 2004 Stock Option Plan are typically granted in such numbers as reflect the level of responsibility of the particular optionee and his or her contribution to the business and activities of the Company.

Options granted under the 2004 Stock Option Plan typically have a five (5) year term and are fully vested after three (3) years. Options are not assignable and, except in certain specified circumstances, terminate upon the optionee ceasing to be employed by or associated with the Company. The terms of the 2004 Stock Option Plan further provide that the price at which shares may be issued under the 2004 Stock Option Plan cannot be less than the current market price of the shares when the relevant options are granted. As at April 15, 2005, 2,909,800 common shares were issuable pursuant to unexercised options granted and options to purchase a further 2,059,500 common shares remained grantable under the Plan.

The Company did not grant incentive stock options to Named Executive Officers of the Company during the 2004 year.

The following table sets out incentive stock options exercised by the Named Executive Officers during the most recently completed financial year as well as the fiscal year-end value of stock options held by the Named Executive Officers.

AGGREGATED OPTION/SAR EXERCISES
DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND
FINANCIAL YEAR-END OPTION/SAR VALUES

				Value of Unexercised
			Unexercised Options	in-the Money Options
		Aggregate Value	at December 31,	at December 31,
	Securities Acquired	Realized	2004 (#) Exercisable/	(CDN$) Exercisable/
Name	on Exercise (#)	(CDN$) (1)	Unexercisable	Unexercisable (2)

Philip K.R. Pascall	90,000	$1,152,000	240,000/0	$4,476,000/$0

Martin Rowley(3)	90,000	$1,283,400	200,000/0	$3,730,000/$0

Michael D. Philpot(4)	160,000	$2,281,600	100,000/0	$1,865,000/$0

Alan J. Stephens(5)	80,000	$959,400	0/0	$0/$0

(1)	Based on the difference between the option exercise price and the closing market price of the Company’s shares on the date of exercise.

(2)	In-the-Money Options are those where the market value of the underlying securities as at December 31, 2004 exceeds the option price. The closing market price of the Company’s shares as at December 31, 2004 was $18.65

(3)	Held indirectly through Jaeger Investments Pty Ltd, a company wholly-owned by Martin Rowley.

(4)	Mr. Philpot resigned as Vice-President, Administration and Corporate Secretary on February 14, 2005.

(5)	Mr. Stephens resigned as Vice-President, Exploration on November 30, 2004.

D.     Options and SAR Repricings

The Company has not repriced downward any options or SARs held by any Named Executive Officer during the fiscal year ended December 31, 2004.

E.     Defined Benefit or Actuarial Plan Disclosure

The Company does not provide retirement or pension benefits for directors and executive officers.

F. Directors' and Officers' Liability Insurance

In 2004, the Company maintained directors’ and officer’s liability insurance with a US$10,000,000 annual and per occurrence limit at an annual premium for the 12 months ended March 2005 of US$63,000. Generally, under this insurance, the Company would be reimbursed for payments made under corporate indemnity provisions on behalf of its directors and officers and individual directors and officers would be reimbursed for losses arising during the performance of their duties for which they are not indemnified by the Company. Excluded from coverage are illegal acts and those acts which result in personal profit. The retention under the policy is US$100,000.

For the year April 2005 to April 2006, the Company has increased the annual limit to US$20,000,000 at an annual premium of US$137,900. The retention under the policy is US$100,000.

G.     Termination of Employment, Change in Responsibilities and Management Contracts

The Company has management agreements with the Named Executive Officers who continue to act as such as at the date of this Circular. Each agreement provides that:

(a)	The Company may terminate the executive’s engagement for cause following five (5) days written notice,and all compensation and benefits shall cease accruing on the executive’s termination date. In this instance “cause” is defined to mean any breach of the agreement, or inadequate performance of the executive officer’s duties that is not cured within five days following written notice by the Company; unethical practices; intentional disloyalty; repeated insobriety on or off duty; or commission of a civil or criminal offence which may adversely affect the Company’s reputation or interests.

(b)	The Company may terminate the executive’s agreement at any time without cause following six (6) months written notice, or payment of six months salary in lieu of such notice; provided, however, that the Company shall not be entitled to terminate the executive without cause or provide notice of termination without cause within one (1) year of a change in control of the Company. The executive shall not be obligated to mitigate any damages that may be suffered by reasons of the termination without cause by the Company.

(c)	The executive may terminate his engagement for cause following five (5) days written notice to the Company. In this instance, “cause” is defined to mean any material breach of the agreement by the Company, which is not cured within 30 days following written notice by the executive; repeated bad faith attempts to induce the executive’s resignation; or any change in control of the Company, but only if, following the change in control, the authority or duties of the executive are changed substantially. In such circumstances, any stock options held by the executive shall immediately vest in full and the Company shall continue to pay the executive’s salary in accordance with its usual procedures, for a period of 30 months after such termination.

(d)	The executive may terminate his engagement without cause only with one hundred twenty (120) days advance written notice to the Company. All compensation shall cease accruing upon the executive’s termination date for any termination by the executive without cause.

H. Composition of the Compensation Committee

The Company’s compensation committee consists of R. Stuart Angus, Robert A. Watts and Rupert Pennant-Rea, independent directors of the Company. R. Stuart Angus is the Chairman of the Compensation Committee.

I. Report on Executive Compensation

The Compensation Committee (the "Committee") is responsible for making recommendations to the Board with respect to the compensation of the executive officers of the Company as well as with respect to the Company’s stock option and other employee benefit plans. The Board (exclusive of the officers of the Company who are also members of the Board) reviews such recommendations and is responsible for ultimately determining executive compensation. The Committee meets annually in respect of the setting of the compensation of the executive officers of the Company and otherwise as required with respect to matters involving the Company’s stock option and other employee benefit plans.

Generally, compensation is provided by the Company to its executive officers, including its CEO, by way of salary or management fee, and granting of stock options. The overall objective adopted by the Committee is to ensure that executive compensation is fair and reasonable and sufficient to attract and retain qualified and experienced executives. In the case of the executive officers who have management contracts with the Company, which includes the CEO, certain minimum base salary compensation is prescribed under those contracts, such compensation being initially established under those contracts having regard to the foregoing objectives. There are no specific factors utilized by the Committee in setting the various components of the overall compensation of the executive officers of the Company, including the CEO.

In terms of the setting of salaries, the Committee reviews and considers comparisons of executive compensation for other companies operating in the mining industry. However, the Committee views the growth and development of the Company over the preceding year and specific initiatives undertaken in the year that promote the growth and progress of the Company and the enhancement of shareholder value to be more relevant than comparisons with executive compensation in the mining industry generally. There are no specific performance targets or quantitative or qualitative measures applied by the Committee in assessing the appropriate levels of compensation; however, the Committee has particular regard for the recommendations of the CEO in respect of the compensation of the other executive officers of the Company.

The Committee is of the view that stock options are a particularly appropriate method of providing long-term incentives for senior executives of the Company given that benefits thereunder come only when shareholders at large also generally benefit, thereby aligning the interests of the executives and the shareholders in general. Achieving desirable shareholder return over a sustained period of time requires not only management’s attention to the day-to-day operations of the Company but also to a number of financial and non-financial strategic elements and corporate initiatives that impact shareholder return in both the short-term and long-term. On an ongoing basis, the Committee believes that stock options promote a high correlation between the level of overall executive compensation and the return to shareholders through appreciation in share price. The Committee is also looking at other means of compensating its directors, executives and employees.

J. Compensation of Directors

Each director of the Company, other than directors who are also full-time employees of the Company, receives a fee of US$22,500 per year for serving as a director. The Lead Director receives an additional US$5,000 per year. This position will be rotated among the Independent Directors on an annual basis. Each Independent Director receives a fee of US$500 for each directors meeting attended and US$500 for each committee meeting attended. The Chairman of each Committee receives an additional US$500 for each meeting attended. Directors also receive US$2,500 for directors’ meetings including committee meetings that are held in person quarterly. Directors are reimbursed for their out-of-pocket expenses incurred in attending directors’ and committee meetings.

All Directors are also eligible to be granted stock options under the Company’s 2004 Stock Option Plan, and of the non-employee directors of the Company, Mr. Pennant-Rea, was granted options on May 22, 2001 to purchase 75,000 common shares at a price of $3.81 per share. These options have no vesting period and expire on May 22, 2006. Messrs. Watts and Pennant-Rea were each granted options on May 27, 2003 to purchase 25,000 common shares of the Company at a price of $5.10 per share, which vested on May 27, 2004 and expire on May 27, 2007, and Mr. St George was granted an option to purchase 100,000 common shares on May 27, 2003 at $5.10 per share, which vest on May 27, 2006 and expire on May 27, 2008.

K. Performance Graph

The following information and chart comprises the Company’s five year share price performance for CDN $100 invested in the Company on November 30, 1999 with the performance of the S&P/TSX Composite Index over the five succeeding years. The Company’s year-end changed to December 31 in 2002.

Comparison of Five Year Cumulative Total Shareholder Return on
the Common Shares of the Company and the S&P/TSX Composite Index

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out those securities of the Company which have been authorized for issuance under equity compensation plans:

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans	2,909,800	$10.93	2,059,500
approved by the securityholders

Equity compensation plans not	Nil	N/A	Nil
approved by the securityholders

Total	2,909,800	$10.93	2,059,500

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS TO THE COMPANY

No director or senior officer of the Company, proposed nominee for election to the board of directors, or any associate or affiliate of any such director or senior officer or proposed nominee is or has been indebted to the Company or any of its subsidiaries at any time during the Company's last completed financial year.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth in this or any previous Information Circular and other than transactions carried out in the normal course of business of the Company or any of its affiliates, none of the directors or senior officers of the Company or a subsidiary of the Company, or proposed nominee for election to the board of directors, no shareholder beneficially owning directly or indirectly, or exercising control or direction over, shares carrying more than 10% of the voting rights attached to the shares of the Company, nor an associate or affiliate of any of the foregoing persons had during the last completed financial year, any material interest, direct or indirect, in any transaction which materially affected the Company or any of its subsidiaries or in any proposed transaction which has or would materially affect the Company or any of its subsidiaries.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as set forth in this Information Circular, no director or senior officer of the Company, at any time since the beginning of the Company's last financial year, nor any proposed nominee for election as a director, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon.

MANAGEMENT CONTRACTS

The management functions of the Company are not to any substantial degree performed by any person other than the senior officers and directors of the Company.

OTHER MATTERS TO BE ACTED UPON

Continuation from Federal Jurisdiction to British Columbia

Approval of Continuance of the Corporation

The shareholders of the Corporation will be asked to consider and, if thought fit, approve and adopt a special resolution authorizing the board of directors, in their sole discretion, to apply for the discontinuance of the Corporation from the federal jurisdiction of Canada under the Canada Business Corporations Act and to continue the Corporation to British Columbia under the Business Corporations Act of British Columbia (the "Continuance").

The Continuance will affect certain of the rights of shareholders as they currently exist under the Canada Business Corporations Act (the "CBCA"). Shareholders should consult their legal advisors regarding implications of the Continuance which may be of particular importance to them.

The Business Corporations Act of British Columbia (the "BCBCA") permits companies incorporated outside of British Columbia to be continued into British Columbia. On Continuance, the Corporation will be subject to the BCBCA and will cease to be governed by the CBCA. The registration of the Continuance does not create a new legal entity, nor does it prejudice or affect the continuity of the Corporation.

Reason for Continuance

For corporate and administrative reasons the directors of the Corporation are of the view that it would be appropriate to continue the Corporation as a British Columbia company. The head office of the Company in Canada is located in British Columbia. In addition, continuance under the BCBCA will provide the Corporation with more flexibility as there are no residency requirements for the directors of a company existing under the BCBCA.

Corporate Governance Differences

In general terms, the BCBCA provides to the Corporation’s shareholders substantively the same rights as are available to the Corporation’s shareholders under the Canada Business Corporations Act ("CBCA"), including rights of dissent and appraisal and rights to bring derivative actions and oppression actions, and is consistent with corporate legislation in most other Canadian jurisdictions. There are, however, important differences concerning the qualifications of directors and certain shareholder remedies. The following is a summary comparison of certain provisions of the British Columbia Business Corporations Act ("BCBCA") and the CBCA which pertain to rights of the Corporation’s shareholders. This summary is not intended to be exhaustive and the Corporation’s shareholders should consult their legal advisers regarding all of the implications of the Continuance. A copy of the BCBCA and a copy of the Corporation’s proposed Notice of Articles and Articles are available for review at the registered and records office of the Corporation.

Charter Documents

Under the BCBCA, the charter documents will consist of a Notice of Articles, which sets forth, among other things, the name of the corporation and the amount and type of authorized capital, and indicates if there are any rights and restrictions attached to the issued shares, and Articles, which will govern the management of the Corporation following the Continuance. The Notice of Articles is filed with the British Columbia Registrar of Companies, and the Articles will be filed only with the Corporation’s registered and records office.

Similarly, under the CBCA, the Corporation has Articles of Incorporation, which set forth, among other things, the name of the corporation and the amount and type of authorized capital, and Bylaws, which govern the management of the Corporation. The Articles of Incorporation are filed with Corporations Directorate, Industry Canada, and the Bylaws are filed only with the Corporation’s registered and records office.

The Continuance to British Columbia and the adoption of the Notice of Articles and Articles will not result in any substantive changes to the constitution, powers or management of the Corporation, except as otherwise described herein.

Amendments to Charter Documents

Any substantive change to the corporate charter of a corporation under the BCBCA, such as an alteration of the restrictions, if any, on the business carried on by the corporation, a change in the name of the corporation, an increase or reduction of the authorized capital of the corporation, or an alteration of the special rights and restrictions attached to issued shares requires a resolution passed by the majority of votes specified by the Articles of the corporation or, if the Articles do not contain such a provision, a special resolution passed by two-thirds of the votes cast on the resolution. The Articles proposed to be adopted by the Corporation provide that the foregoing changes may be approved by the shareholders by ordinary resolution. Other fundamental changes such as a proposed amalgamation or continuation of a corporation out of the jurisdiction require a special resolution passed by two-thirds of the votes cast on the resolution by holders of shares of each class entitled to vote at a general meeting of the corporation.

Under the CBCA such changes require a special resolution passed by not less than two-thirds of the votes cast by the shareholders voting on the resolution authorizing the alteration and, where certain specified rights of the holders of a class or series of shares are affected differently by the alteration than the rights of the holders of other classes of shares, or in the case of holders of a series of shares, in a manner different from other shares of the same class, a special resolution passed by not less than two-thirds of the votes cast by the holders of shares of each class, or series, as the case may be, whether or not they are otherwis e entitled to vote.

Sale of Undertaking

Under the BCBCA, a corporation may sell, lease or otherwise dispose of all or substantially of the undertaking of the corporation if it does so in the ordinary course of its business or if it has been authorized to do so by a special resolution passed by the majority of votes that the Articles of the corporation specify is required (being at least two-thirds and not more than three-quarters of the votes cast on the resolution) or, if the Articles do not contain such a provision, a special resolution passed by at least two-thirds of the votes cast on the resolution. Under the Articles proposed to be adopted by the Corporation the special resolution will need to be passed by at least two-thirds of the votes cast on the resolution.

The CBCA requires approval of the holders the shares of a corporation represented at a duly called meeting by not less than two-thirds of the votes cast upon a special resolution for a sale, lease or exchange of all or substantially all of the property (as opposed to the "undertaking") of the corporation, other than in the ordinary course of business of the corporation. Each share of the corporation carries the right to vote in respect of a sale, lease or exchange of all or substantially all of the property of the corporation whether or not it otherwise carries the right to vote. Holders of shares of a class or series can vote only if that class or series is affected by the sale, lease or exchange in a manner different from the shares of another class or series. While the shareholder approval thresholds will be the same under the BCBCA and the CBCA, there are differences in the nature of the sale which requires such approval, i.e., a sale of all or substantially all of the "undertaking" under the BCBCA and of all or substantially all of the "property" under the CBCA.

Rights of Dissent and Appraisal

The BCBCA provides that shareholders who dissent to certain actions being taken by a corporation may exercise a right of dissent and require the corporation to purchase the shares held by such shareholder at the fair value of such shares. The dissent right is applicable in respect of:

(a)	a resolution to alter the Articles to alter restrictions on the powers of the corporation or on the business it is permitted to carry on;

(b)	a resolution to adopt an amalgamation agreement;

(c)	a resolution to approve an amalgamation into a foreign jurisdiction;

(d)	a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e)	a resolution to authorize the sale, lease or other disposal of all or substantially all of the undertaking of the corporation;

(f)	a resolution to authorize the continuation of the corporation into a jurisdiction other than British Columbia;

(g)	any other resolution, if dissent is authorized by the resolution; or

(h)	any court order that permits dissent.

The CBCA contains a similar dissent remedy, subject to certain qualifications. Regarding (b) and (c) above, under the CBCA, there is no right of dissent in respect of an amalgamation between a corporation and its wholly-owned subsidiary, or between wholly-owned subsidiaries of the same corporation. The CBCA also contains a dissent remedy where a corporation resolves to amend its Articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of a class.

Oppression Remedies

Under the BCBCA, a shareholder of a corporation has the right to apply to the court on the grounds that:

(a)	the affairs of the corporation are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant; or

(b)	some act of the corporation has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.

On such an application, the court may make any interim or final order it considers appropriate including an order to prohibit any act proposed by the corporation.

The CBCA contains rights that are substantially broader in that they are available to a larger class of complainants. Under the CBCA a shareholder, former shareholder, director, former director, officer, or former officer of a corporation or any of its affiliates, or any other person who, in the discretion of the court, is a proper person to seek an oppression remedy, may apply to the court for an order to rectify the matters complained of where in respect of a corporation or any of its affiliates, any act or omission of the corporation or its affiliates effects a result, the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted in a manner, or the powers of the directors of the corporation or its affiliates are or have been exercised in a manner, that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any security holder, creditor, director, or officer.

Shareholder Derivative Actions

Under the BCBCA, a shareholder or director of a corporation may, with leave of the court, bring an action in the name and on behalf of the corporation to enforce a right, duty or obligation owed to the corporation that could be enforced by the corporation itself or to obtain damages for any breach of such a right, duty or obligation.

A broader right to bring a derivative action is contained in the CBCA, and this right also extends to officers, former shareholders, former directors and former officers of a corporation or its affiliates, and any person, who, in the discretion of the court, is a proper person to make an application to the court to bring a derivative action. In addition, the CBCA permits derivative actions to be commenced, with leave of the court, in the name and on behalf of a corporation or any of its subsidiaries.

Requisition of Meetings

The BCBCA provides that one or more shareholders of a corporation holding not less than 5% of the issued voting shares of the corporation may give notice to the directors requiring them to call and hold a general meeting within four months.

The CBCA permits the holders of not less than 5% of the issued shares that carry the right to vote at a meeting sought to be held to require the directors to call and hold a meeting of shareholders of a corporation for the purposes stated in the requisition. If the directors do not call a meeting within 21 days on receiving the requisition, any shareholder who signed the requisition may call the meeting.

Place of Meetings

The BCBCA provides that meetings of shareholders may be held at the place outside of British Columbia provided by the Articles, or approved in writing by the British Columbia Registrar of Companies before any such meeting is held, or approved by an ordinary resolution (provided such a location outside of British Columbia is not restricted as a location for meetings under the Articles).

The CBCA provides that meetings of shareholders may be held at the place outside of Canada provided by the Articles, or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place.

Directors

Both the BCBCA and CBCA provide that a public corporation must have a minimum of three directors.

While the BCBCA does not have any Canadian or provincial residency requirements for directors, the CBCA requires that at least 25% of directors of a corporation must be resident Canadians.

Status as a British Columbia Corporation

Currently, the Corporation’s authorized capital consists of an unlimited number of common shares. If the Corporation’s shareholders approve the Continuance, the Corporation will continue to have authorized capital of an unlimited number of common shares.

As a CBCA corporation, the Corporation’s charter documents consist of Articles of Incorporation and Bylaws and any amendments thereto to date. On completion of the Continuance, the Corporation will cease to be governed by the CBCA and will thereafter be deemed to have been formed under the BCBCA. As part of the Continuance Resolution, the Corporation’s shareholders will be asked to approve the adoption of Notice of Articles and Articles which comply with the requirements of the BCBCA, copies of which are available for review by the Corporation’s shareholders at the Corporation’s registered and records office. There are some differences in shareholder rights under the BCBCA and CBCA and under the charter documents proposed to be adopted by the Corporation upon the Continuance.

Proposed Continuance Resolution

The Continuance must be approved by special resolution in order to become effective. To pass, a special resolution requires a majority of not less than two-thirds (2/3) of the votes cast by the shareholders present at the Meeting in person or by proxy.

Shareholders will be asked at the meeting to consider and, if thought fit, approve a special resolution (the "Continuance Resolution") transferring the Corporation’s jurisdiction of incorporation from Canada to British Columbia, as follows:

RESOLVED AS A SPECIAL RESOLUTION THAT:
(a)	the Corporation is hereby authorized to apply to the Director under the CBCA (the "Director") for authorization pursuant to Section 188 of the CBCA to discontinue the Corporation from the CBCA and to apply to the Registrar of Companies under the BCBCA for a Certificate of Continuation continuing the Corporation as if it had been incorporated under the BCBCA;

(b)	any one or more of the directors or officers of the Corporation are hereby authorized to do, sign and execute all such further things, deeds, documents or writings necessary or desirable in connection with the application by the Corporation for the authorization by the Director, or any other matter relating to Section 188 of the CBCA;

(c)	subject to and conditional upon the authorization of the Director pursuant to Section 188 of the CBCA:

(i)	any one or more directors or officers of the Corporation are hereby authorized and directed to make application to the British Columbia Registrar of Companies for a Certificate of Continuation of the Corporation pursuant to Section 302 of the BCBCA;

(ii)	the Corporation adopt and confirm the Continuation Application, Notice of Articles and Articles in substitution for the existing Articles of Incorporation and By-Laws of the Corporation; and

(iii)	any one or more directors or officers of the Corporation are hereby authorized to take all such actions and execute and deliver all such documents in connection with the application to the British Columbia Registrar of Companies for a Certificate of Continuation under the BCBCA including, without limitation, the Continuation Application, Notice of Articles and Articles in the forms prescribed by the BCBCA or approved by the directors, and certifying that the Corporation is in good standing and that the continuation will not adversely affect the shareholders’ or creditors’ rights;

(d)	the directors of the Corporation are hereby authorized to abandon the application to continue without further authorization of the shareholders of the Corporation if, in their discretion, the directors deem such abandonment to be advisable.

Rights of Dissent

A shareholder of the Corporation is entitled to dissent and be paid the fair value such shareholder’s shares of the Corporation if such shareholder objects to the Continuance Resolution and the Continuance becomes effective. However, a shareholder is not entitled to dissent with respect to any of such shareholder’s shares of the Corporation in the event of the approval of the Continuance Resolution and the subsequent continuance of the Corporation, if that shareholder has voted any such shares beneficially owned by such shareholder in favour of the Continuance Resolution.

To exercise the right of dissent, a shareholder must give written notice of this dissent to the Corporation by giving a written objection to the continuance resolution to the Corporation’s secretary at 8th Floor, 543 Granville Street, Vancouver, British Columbia V6C 1X8, or at the Corporation’s registered office on or before the date of the meeting.

A shareholder who complies with the dissenting shareholder provisions of the CBCA is entitled to be paid by the Corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted.

A dissenting shareholder may only claim with respect to all of the shares of a class held by him or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

If the dissenting shareholder and the Corporation are unable to agree on the fair value of the shares, either party may apply to the Supreme Court (British Columbia) to fix the fair value. The complete text of Section 190 of the CBCA is attached to this information circular as Appendix "C".

GENERAL

Management of the Company is not aware of any other matters which are to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if any matters other than those referred to herein should be presented at the Meeting, the persons named in the enclosed proxy are authorized to vote the shares represented by the proxy in accordance with their best judgement.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com. Financial information about the Company is provided by the Company’s comparative annual financial statements to December 31, 2004, together with the Management’s Discussion and Analysis thereon, a copy of which accompanies this Circular. Copies of the Company’s financial statements and Management’s Discussion and Analysis may be obtained by any securityholder of the Company free of charge by contacting the Company at 8th Floor, 543 Granville Street, Vancouver, British Columbia, V6C 1X8.

The contents and sending of this Circular have been approved by the Board.

DATED at Vancouver, British Columbia, this 21st day of April, 2005.

ON BEHALF OF THE BOARD OF DIRECTORS

Philip K.R. Pascall, Chief Executive Officer

Appendix "A" AUDIT COMMITTEE CHARTER

1. OVERALL PURPOSE / OBJECTIVES

The committee will provide independent review and oversight of the company’s financial reporting process, the system of internal control and management of financial risks, and the audit process, including the selection, oversight and compensation of the company’s external auditors. The committee will also assist the Board in fulfilling its responsibilities in reviewing the company's process for monitoring compliance with laws and regulations and its own code of business conduct. In performing its duties, the committee will maintain effective working relationships with the Board of directors, management, and the external auditors and monitor the independence of those auditors. The committee will also be responsible for reviewing the company’s financial strategies, its financing plans and its use of the equity and debt markets.

To perform his or her role effectively, each committee member will obtain an understanding of the responsibilities of committee membership as well as the company’s business, operations and risks.

2. AUTHORITY

The Board authorizes the committee, within the scope of its responsibilities, to seek any information it requires from any employee and from external parties, to retain outside legal or professional counsel and other experts and to ensure the attendance of company officers at meetings as appropriate.

3.	ORGANIZATION

3.1	Membership

	(a)	The committee will be comprised of at least three members, each of which should meet the following independence and qualification requirements:

(i) A committee member may not, other than in his or her capacity as a member of the committee, Board or any other committee of the Board, accept directly or indirectly any consulting, advisory or other compensatory fee from the company. The indirect acceptance of a consulting, advisory or other compensatory fee shall include acceptance of the fee by a spouse, minor child or stepchild, or child or stepchild sharing a home with the committee member, or by an entity in which such member is a partner, member or principal or occupies a similar position and which provides accounting, consulting, legal, investment banking, financial or other advisory services or any similar services to the company.

(ii) A committee member may not have been employed by the company or any of its affiliates in the current or past two years.

(iii) A committee member may not be an affiliate of the company or any of its subsidiaries.

	(b)	The chairman of the audit committee will be nominated by the committee from time to time.

	(c)	A quorum for any meeting will be two members.

	(d)	The secretary of the committee will be such person as nominated by the Chairman.

3.2	Attendance at Meetings

	(a)	The committee may invite such other persons (e.g. the CEO and/or the CFO) to its meetings, as it deems appropriate.

(b)	The external auditors may be present at each quarterly audit committee meeting at the request of the Chairman, and be expected to comment on the financial statements in accordance with best practices. The external auditor is entitled to be present and participate at audit committee meetings whose subject is the year end financial statements.

(c)	Meetings shall be held not less than four times a year. Special meetings shall be convened as required. External auditors may convene a meeting if they consider that it is necessary.

(d)	The proceedings of all meetings will be minuted.

4.	ROLES AND RESPONSIBILITIES

The committee will:

	(a)	Gain an understanding of whether internal control recommendations made by external auditors have been implemented by management.

	(b)	Gain an understanding of the current areas of greatest financial risk and whether management is managing these effectively.

	(c)	Review the company’s strategic and financing plans to assist the Board’s understanding of the underlying financial risks and the financing alternatives.

	(d)	Review management’s plans to access the equity and debt markets and to provide the Board with advice and commentary.

	(e)	Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

	(f)	Review any legal matters which could significantly impact the financial statements as reported on by the general counsel and meet with outside counsel whenever deemed appropriate.

	(g)	Review the annual and quarterly financial statements including Management's Discussion and Analysis and determine whether they are complete and consistent with the information known to committee members; determine that the auditors are satisfied that the financial statements have been prepared in accordance with generally accepted accounting principles, and, if appropriate, recommend to the Board that the annual and quarterly financial statements be included in the company’s securities filings.

	(h)	Pay particular attention to complex and/or unusual transactions such as those involving derivative instruments and consider the adequacy of disclosure thereof.

	(i)	Focus on judgmental areas, for example those involving valuation of assets and liabilities and other commitments and contingencies.

	(j)	Review audit issues related to the company's material associated and affiliated companies that may have a significant impact on the company's equity investment.

	(k)	Meet with management and the external auditors to review the annual financial statements and the results of the audit.

	(l)	Assess the fairness of the interim financial statements and disclosures, and obtain explanations from management on whether:

(i) actual financial results for the interim period varied significantly from budgeted or projected results;

(ii)	generally accepted accounting principles have been consistently applied;

(iii)	there are any actual or proposed changes in accounting or financial reporting practices;

(iv)	there are any significant or unusual events or transactions which require disclosure and, if so, consider the adequacy of that disclosure.

(m)	Review the external auditors' proposed audit scope and approach and ensure no unjustifiable restriction or limitations have been placed on the scope.

(n)	Review the performance of the external auditors and approve in advance provision of services other than auditing.

(o)	Consider the independence of the external auditors, including reviewing the range of services provided in the context of all consulting services bought by the company. The committee will obtain from the external auditors, on an annual basis, a formal written statement delineating all relationships between the external auditors and the company.

(p)	Select, evaluate, compensate and, if and when appropriate, replace the external auditors, subject to approval of shareholders if required by statute.

(q)	Meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately, including the results of the external auditors’ review of the adequacy and effectiveness of the company’s accounting and financial controls.

(r)	Endeavour to cause the receipt and discussion on a timely basis of any significant findings and recommendations made by the external auditors.

(s)	Obtain regular updates from management and the company's legal counsel regarding compliance matters, as well as certificates from the Chief Financial Officer as to required statutory payments and bank covenant compliance and from senior operating personnel as to permit compliance.

(t)	Ensure that the Board is aware of matters which may significantly impact the financial condition or affairs of the business.

(u)	Perform other functions as requested by the full Board.

(v)	If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

(w)	Review and update the charter; receive approval of changes from the Board.

(x)	Work with the Board to determine an appropriate annual budget for the committee and its required activities, including but not limited to the compensation of the external auditors and any outside counsel or other experts retained by the committee.

(y)	Create specific procedures for the receipt, retention and treatment of complaints regarding the company’s accounting, internal accounting controls and auditing matters. These procedures will include, among other things, provisions for the confidential treatment of complaints and anonymity for employees desiring to make submissions.

Appendix "B"

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Mandate of the Board of Directors

Pursuant to the Canada Business Corporations Act, the Board is required to supervise the management of the affairs and business of the Company. The Board’s principal responsibilities are to supervise and evaluate management, to oversee the conduct of the Company’s business, to set policies appropriate for the business of the Company and to approve corporate strategies and goals. The Board is to carry out its mandate in a manner consistent with the fundamental objective of enhancing shareholder value.

In discharging its duty of stewardship over the Company, the Board expressly undertakes the following specific duties and responsibilities:

(i)	The Board monitors financial performance and considers, reviews and approves all significant strategic decisions, including all major decisions relating to acquisitions, divestitures and financing. The Board expects the Company’s senior officers to manage the business of the Company on a day-to-day basis and to keep the Board informed of all significant developments affecting the Company. The Board receives from management regular reports on the Company’s compliance with various legal requirements and internal control procedures, operational/management reports and any other relevant reports.

(ii)	The Company’s overall strategy is developed by management and is reviewed on a quarterly basis by the Board which considers the business and political risks and opportunities inherent in it.

(iii)	The Board identifies the principal risks to the Company, and reviews and assesses the methods and systems for managing such risks. In particular, the Audit Committee is responsible for reviewing the adequacy of the Company’s systems for identifying and managing financial risk and is currently undertaking a review of other major risk areas.

(iv)	The Board regularly considers the integrity, quality and continuity of management required to achieve the Company’s goals. The Board is responsible for reviewing succession planning, senior management development and the performance of management against their annual objectives. Annually, the Compensation Committee measures management’s performance and total compensation against the objectives set in the annual budget.

(v)	The Board annually reviews the Company’s relations with shareholders, employees, financial analysts, the media and other stakeholders. The Company’s goal is to outline procedures and practical guidelines for public disclosure and dissemination of material and non-material information about the Company and its subsidiaries. Senior officers are often available to shareholders and, through the investor relations function. They aim to provide clear and accessible information on the Company’s operations and investments. The CEO is responsible for ensuring the consistency and accuracy of information released to analysts and others and that all such information is in the public domain.

(vi)	The Audit Committee reviews and provides recommendations to the Board on the adequacy of the internal controls. Management and external auditors provide to the Audit Committee regular reports on the Company’s control environment. The internal control procedures are being reviewed in detail to ensure they will meet the anticipated new rules and standards.

Composition of the Board of Directors and Relationship to Significant Shareholder

The Company currently has seven Directors, four of whom, R. Stuart Angus, Robert A. Watts, Rupert Pennant-Rea and Peter St George qualify as unrelated directors and are independent of management and free from any interest or business relationship which could, or could be perceived to materially interfere with their ability to act in the best interests of the Company. Mr. Angus will not stand for re-election at the Annual and Special Meeting, however it is the intent to replace Mr. Angus with an Independent Director. Philip K.R. Pascall, G. Clive Newall, and Martin R. Rowley qualify as related directors due to their management positions with the Company and make up the Executive Management Committee. The majority of the directors are unrelated. The Board of Directors is of the view that seven directors are appropriate to facilitate effective decision-making.

The Company does not have a significant shareholder with the ability to vote a majority of the outstanding shares of the Company for the election of directors.

Board Independence

The Chairman and Chief Executive Officer, the President, the Chief Financial Officer, the Vice-President of Administration/Corporate Secretary and the Vice-President Exploration of the Company are active and central members of management of the Company.

The Board believes that adequate structures and processes are in place to facilitate the functioning of the Board independently of the Company’s management. The Audit Committee, the Compensation Committee and the Corporate Governance Committee consist entirely of directors who are unrelated to the Company’s management. The Environmental, Health and Safety Committee consist of two related directors and one unrelated director.

The Board has appointed a Lead Director who is an unrelated director, a position that rotates annually among the unrelated directors. Mr. Rupert Pennant-Rea is currently the Lead Director. It is the Lead Director’s responsibility to provide leadership to enhance the Board, Committee and individual effectiveness including Board evaluation.

The Board has not yet constituted a Nominating Committee for the purpose of proposing to the full Board, new nominees for election as Directors, for assessing individual Directors or for assessing the effectiveness of the Board as a whole and the committees of the Board on an ongoing basis. The Corporate Governance Committee currently performs this function.

Management and the Board have established procedures, appropriate to the individual, for orienting and educating new directors to the Board and have a process for the continuing education for all directors.

Board Committees

The Board has established four committees: the Audit Committee, the Compensation Committee, Corporate Governance Committee and Environmental, Health and Safety Committee.

The Audit Committee is comprised of three directors, all of whom are independent directors. The Audit Committee is comprised of Robert A. Watts, Rupert Pennant-Rea and Peter St George. The Chairman of the Audit Committee is Robert A. Watts. The Audit Committee operates under the guidelines of the Audit Committee Charter, which states that each of the members of the Audit Committee is to be considered financially literate and at least one member have considerable accounting and related financial experience. The Audit Committee reviews the annual and quarterly financial statements of the Company, oversees the annual audit process, the Company’s internal accounting controls and the resolution of issues identified by the Company’s auditors, and recommends to the Board the firm of independent auditors to be nominated for appointment by the shareholders at the next annual general meeting. In addition, the Audit Committee meets annually with the external auditors of the Company, both with and without the presence of any other members of management.

The Compensation Committee is comprised of three directors, all of whom are independent directors, being R. Stuart Angus, Robert A. Watts and Rupert Pennant-Rea. The Chairman of the Compensation Committee is R. Stuart Angus. The Compensation Committee recommends the salary and benefits of the executive officers of the Company, determines the general compensation structure, policies and programs of the Company, administers the Company’s stock option plan, and delivers an annual report to shareholders on executive compensation.

The Corporate Governance Committee is comprised of independent directors, Rupert Pennant-Rea, Robert A. Watts, R and Peter St George. The Corporate Governance Committee currently does not have a Chairman. The Corporate Governance Committee recommends to the Board as to corporate procedures in order to address the issues of corporate governance within the organization, defines limits of management’s responsibilities and identifies new directors for consideration by the Board of the Company.

The Environmental Health and Safety Committee is comprised of three directors, Philip Pascall, Chairman and CEO of the Company, G. Clive Newall, President of the Company and Rupert Pennant-Rea who is an unrelated director. The Chairman of the Environmental Health and Safety Committee is Philip K.R. Pascall. The Environmental Health and Safety Committee is committed to balancing good stewardship and the protection of human health and the natural environment with the need for economic growth.

Shareholder Feedback and Concerns

The Company presently conducts an active shareholder relations program, under the direction of its President, G. Clive Newall and with the Manager of Corporate Communications, Geoff Chater. The program involves meeting with a broad spectrum of investors, including briefing sessions for analysts and investment fund managers on reported financial results and other announcements by the Company, as well as meetings with individual investors, members of the press and public. Shareholders are informed of developments in the Company by the issuance of timely press releases, all of which have been reviewed and approved by the CEO and where appropriate the Board.

Management of the Company routinely is available to shareholders to respond to questions and concerns. Shareholder concerns are dealt with on an individual basis, usually by providing requested information. Significant shareholders concerns are brought to the attention of the management of the Company or the Board.

Under its written mandate, the Board is required to oversee the Company’s communications policy. The Board monitors the policies and procedures that are in place to provide for effective communication by the Company with its shareholders and with the public generally, including effective means to enable shareholders to communicate with senior management and the Board. The Board also monitors the policies and procedures that are in place to maintain a cohesive and positive image of the Company with shareholders, the mining industry, governments and the public generally.

Expectations of Management

The Board expects management of the Company to conduct the business of the Company in accordance with the Company’s ongoing strategic plan and to meet or surpass the annual and long-term goals of the Company set by the Board in consultation with management. As part of its annual strategic planning process, the Board will now specify its expectations of management both over the next financial year and in the context of the Company’s long-term goals. Each quarter, the Board reviews management’s progress in meeting these expectations.

Appendix "C"

DISSENT RIGHTS
SECTION 190 OF CANADA BUSINESS CORPORATIONS ACT

190.
(1)	Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c) amalgamate otherwise than under section 184;

(d) be continued under section 188;

(e) sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f) carry out a going-private transaction or a squeeze-out transaction

(2)	A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section

(2.1)	The right to dissent described in subsection (2) applies even if there is only one class of shares.

(3)	In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(4)	A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)	A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

(6)	The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

(7)	A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a)	the shareholder's name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.

(8)	A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(9)	A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

(10)	A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11)	On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b) the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder's rights are reinstated as of the date the notice was sent.

(12)	A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13)	Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14)	Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(15)	Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(16)	If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(17)	An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(18)	A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19)	On an application to a court under subsection (15) or (16),

(a)	all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)	the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

(20)	On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21)	A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22)	The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

(23)	A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(24)	If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(25)	If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(26)	A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.